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                                                                       EXHIBIT 3

                Avigen Announces Completion of Private Placement

ALAMEDA, Calif., Jan. 11 /PRNewswire/ -- Avigen, Inc. (Nasdaq: AVGN - news) today announced the completion of an approximately $5.8 million private placement of its common stock and warrants with a group of investors from the United States, Europe, and Hong Kong.

In the private placement, the investor group purchased the shares of common stock in multiple closings at per share purchase prices equal to the closing prices on the Nasdaq National Market on the respective days of closing. For every five shares purchased, each investor also received a five-year warrant to purchase one share of common stock at a twenty-five percent premium to the respective closing price.

The shares of common stock, the warrants and the shares of common stock underlying the warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without such registration or an applicable exemption from such registration requirements. Under the terms of the transaction, the Company has agreed to file a registration statement with respect to the shares within sixty days.

Based in the San Francisco Bay Area, Avigen, Inc., is a biotechnology company involved in the development of gene therapy products derived from adeno-associated virus (AAV) for the treatment of inherited and acquired diseases. The Company's proposed gene therapy products are designed for in vivo administration to achieve the production of therapeutic proteins within the body.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those risks detailed from time to time in documents filed by Avigen with the SEC, including the report on Form 10-K for the year ended June 30, 1998.


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